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                                                                   EXHIBIT 10.10


                         RAGEN MACKENZIE INCORPORATED

                          1997 SHARE REPURCHASE PLAN

                                August 21, 1997


     The following Plan is adopted by the Board of Directors with respect to the redemption by Ragen MacKenzie Incorporated (the "Corporation") of outstanding shares of the Corporation.

     1.  RIGHT TO AMEND OR TERMINATE PLAN; NO VESTED RIGHTS.

     This Plan may be modified or terminated at any time or times by action of the Board of Directors, and no shareholder, or prospective shareholder, shall have any vested right to the benefits of this Plan except to the extent that shares may be actually redeemed and entitled to benefits as set forth herein.

     2.  CONTINUED EFFECTIVENESS OF SHAREHOLDER AGREEMENTS.

     Except to the extent that a redemption of shares pursuant to this Plan grants to a shareholder rights in excess of those granted under any agreement between such shareholder and this Corporation, this Plan shall not constitute a modification or termination of any agreement between the Corporation and any of its shareholders, and all such agreements shall be and continue in full force and effect. Thus, except as provided in this Plan, the Corporation will continue to repurchase shares only for book value as set forth in the applicable agreements with shareholders.

     3.  BENEFITS - APPRECIATION RIGHTS AS ADDITIONAL COMPENSATORY PAYMENT.

     If any shares of the Corporation owned by an Eligible Shareholder (as defined in Section 5 below) are redeemed by the Corporation (whether pursuant to this Plan, an agreement between the Shareholder and the Corporation, or otherwise), for a price which, but for this Plan, would be equal to (or less than) the book value for such shares, the Eligible Shareholder may elect to participate in this Plan and receive a right to a "Stock Appreciation Amount" in the form of an additional compensatory payment, calculated as follows on a share by share basis:
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          (a) The book value for each such share shall be calculated as of the end of the fiscal quarter of the Corporation immediately preceding the date as of which the obligation to effect the redemption was created ("Initial Quarter") and again as of the end of the eighth fiscal quarter of the Corporation thereafter ("Eighth Quarter").

          (b) The Stock Appreciation Amount shall be the amount, if any, by which such per share book value for said Eighth Quarter exceeds said book values for the Initial Quarter.

          (c) Such Stock Appreciation Amount, if any, shall be paid on a per share basis within thirty days after the calculation of the Eighth Quarter book value.

          (d) If prior to the end of any such Eighth Quarter there occurs a "Corporate Disposition" (as defined in Section 11), or a binding agreement for a Corporate Disposition is entered into, then the amount (net of expenses) to be received per share of this Corporation in such Corporate Disposition, shall be substituted for the per share book value as of the end of the Eighth Quarter for those shares of the Corporation for which an Additional Payment would be owing with respect to the book value as of such Eighth Quarter, and the resulting Stock Appreciation Amount shall be the final Stock Appreciation Amount and its payment to the Participating Shareholder shall fully discharge the obligations of the Corporation for any Additional Payment to be made with respect to the shares subject to the payment of such Stock Appreciation Amount.

          (e) Notwithstanding the provisions of the foregoing clause (d), if the consideration to be received by shareholders of the Corporation in connection with a Corporate Disposition consists in whole or in part of shares or other securities of another corporation, then the payment of the Stock Appreciation Amount pursuant to this Section 3 may be in the form of such shares or securities, rather than cash, with the quantity of such shares or securities to be paid in lieu of cash to be based on fair market values as determined by the Board of Directors of the Corporation, and such determination shall be final and binding on all parties.

          (f) The book value per share shall be established by the accountant or accountants then regularly employed by the Corporation; such value shall be net book value of each such share involved, calculated in accordance with generally accepted accounting principles, and assuming that all shares which

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     have been redeemed but are still entitled to an Stock Appreciation Amount under this Plan are still outstanding, and that all shares which can be purchased or acquired under outstanding options or rights for a price equal to or less than the resulting per share book value are also outstanding. All calculation so made in good faith by such accountant or accountants shall be conclusive and binding on all parties. The Corporation shall pay all costs of calculating such Stock Appreciation Amounts, shall fully cooperate to enable such calculation to be made as soon as practicable, and if requested, shall review the computation of the book values with the Shareholder to whom the amount is owing, or such Shareholder's representative.

     4.  RIGHTS OF SHAREHOLDERS TO TENDER SHARES FOR REDEMPTION.

     4.1 Subject to the provisions of Sections 4.2 (applicable to employees of the Corporation or an Affiliated corporation) and 4.3, and notwithstanding any provision of any agreement between the Corporation and a shareholder, such shareholder may at any time, and from time to time, tender shares of the Corporation owned by such Shareholder for redemption by the Corporation, and the Corporation shall promptly effect such redemption, paying to the shareholder the book value of the shares so redeemed, which book value shall be paid within sixty days after such shares are duly transferred to the Corporation by delivery of the applicable stock certificate or certificates, duly endorsed by the shareholder (or accompanied with duly executed assignment(s) separate from certificate(s), with signatures guaranteed. If the shareholder so tendering shares is an Eligible Shareholder as herein provided, the provisions hereof for Stock Appreciation Amounts may be applicable to such shares.

     4.2 Notwithstanding the provisions of Section 4.1, the maximum number of shares that may be tendered for redemption pursuant to Section 4.1 by a shareholder who is at the time an employee of the Corporation or an Affiliated corporation, shall not, when added to the number of shares so tendered by such shareholders during the preceding period of twelve (12) months, exceed twenty percent (20%) of the sum of the shares of the Corporation owned by such shareholder at the time of such tender; provided, however, that the provisions of this Section 4.2 shall not apply with respect to a shareholder/employee if such shareholder/employee has acted in the capacity of a broker for the Corporation or an Affiliated corporation and has transferred his or her entire book of brokerage business to an employee/broker of the Corporation or an Affiliated corporation.

     4.3 Notwithstanding any provision of this Plan to the contrary, the corporation shall not be required to effect any redemption of shares, or make any

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payment for shares, if such redemption or payment, if made, would result in a violation of applicable law or a regulatory requirement applicable to the Corporation.

     4.4 For purposes of this Section 4, the book value of shares shall be calculated as set forth in Section 3 for the Initial Quarter.

     5.  ELIGIBILITY OF SHAREHOLDERS.

     5.1 Subject to the provisions of Section 5.2 (pertaining to employees terminated for cause), to be eligible to participate in this Plan a shareholder of the Corporation must meet each of the following criteria:

          (a) Have owned shares of the Corporation for at least sixty (60) months;

          (b) Have entered into a written agreement with the Corporation entitling the Corporation to redeem, at its option, at any time or times, all or any portion of the shares of the Corporation owned by such shareholder for a price not greater than the book value of such shares as of the end of the last fiscal quarter of the corporation preceding the date of redemption; provided, however, the Corporation may, by action of its Board of Directors acting in their sole discretion, waive the requirement of this clause (b) for any shareholder who accepts an offer by the Corporation to redeem the shares of the Corporation owned by such shareholder.

     However, to receive the benefits of this Plan, a shareholder must satisfy the requirements of Section 6 below. A shareholder so satisfying said requirements for eligibility to participate in this Plan, is herein called an "Eligible Shareholder". Estates and personal representatives of shareholders of the Corporation shall be deemed to have owned shares of the Corporation for the time periods such shares were owned by the predecessor shareholder.

     5.2 Notwithstanding any other provisions of this Plan, an employee of the Corporation or an Affiliated corporation, whose employment is terminated at the election of the Corporation or the Affiliated corporation for cause, shall not thereafter be eligible to participate in this Plan. For purposes of this
Section 5.2, a termination for cause shall mean a termination of employment as to which the Corporation's Board of Directors, by a vote of at least 60% of the Directors then serving, has declared was for a breach of duty to the Corporation or to a client or customer of the Corporation, or for the commission of a crime or for an act or acts, or notoriety, which damages (or is likely to damage) the Corporation, its business or reputation.

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     6.  ELIGIBILITY TO PARTICIPATE IN THE PLAN.

     6.1 In order to participate in this Plan with respect to any redemption of shares by the Corporation, and be entitled to receive a Stock Appreciation Amount, the Shareholder must first agree in writing to the terms of the Plan as set forth herein, including (without limitation) the provisions of Sections 6.2,
6.4 and 9, in form approved by counsel to the Corporation. Such agreement must be entered into before the expiration of fifteen days after a shareholder elects to have shares redeemed pursuant hereto, or, in the case of the Corporation electing to redeem a shareholder's shares, prior to the expiration of thirty days after the Corporation so elects to effect such redemption. A shareholder so agreeing to the terms of this Plan is herein referred to as a Participating Shareholder.

     6.2 The Agreement referred to in Section 6.1 shall include, and a shareholder availing himself of the rights under this Plan shall agree to the following provisions:

          (a) to not directly or indirectly engage in or be an employee, director officer, agent, or advisor to any organization that, by reason of being engaged in business as a broker, dealer, investment advisor, investment company or related business, is subject to regulation by the Securities and Exchange Commission of the United States and which conducts business in any state in which the Corporation conducts business, and to not directly or indirectly assist any person not an employee of the Corporation, or any other entity or business, in engaging in any such business (but the maintenance of a personal brokerage or investment account with such a business shall not be prohibited);

          (b) to not directly or indirectly solicit any employees of the Corporation to terminate their employment with the Corporation;

          (c) to not make, publish or repeat any defamatory or disparaging remarks concerning the Corporation or its employees; and

          (d) to release and discharge this Corporation and its affiliated corporations, and their officers and directors, from any and all claims, obligations or liabilities, known and unknown, that such shareholder may have or assert against any of them.

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     The obligations of the foregoing clauses (a), (b) and (c) of this Section
6.2 shall continue for a term ending upon the date payment is made of the Stock Appreciation Amount pertaining to the specific agreement referred to in Section
6.1 (or the last date for such payment as provided in clause (c) of Section 3 if, for any reason, the payment is not owing or is not paid). In case of successive redemptions of shares owned by a single shareholder, the two year time period shall be applicable to each successive redemption. The provisions of the release and discharge referred to in clause (d) shall be absolute, unconditional and continuing. In the case of the redemption of twenty percent (20%) or less of the shares owned by a shareholder, the remedies to the Corporation for violation of clauses (a), (b) and (c) of this Section 6.2 shall be limited to the denial of the payment of any Stock Appreciation Amount otherwise owing. In the case of the redemption of all shares of the Company then owned by a shareholder, the remedies of the Corporation for violation of clauses (a) or (b) of this Section 6.2 shall include, but not be limited to, denial of the payment of any Stock Appreciation Amount, and, in addition, the Company shall be entitled to any other remedies available at law or in equity for such violations, including damages, specific performance and other injunctive relief.

     6.3 Further, for a shareholder who is or was an employee of, or otherwise similarly associated with, the Corporation or an Affiliated corporation in the capacity of a broker, and who is having all shares of the Corporation owned by such shareholder redeemed, participation in this Plan shall also be contingent on such shareholder transferring his or her entire book of brokerage business to an employee/broker of the Corporation or an Affiliated corporation. Further, as a condition to such shareholder participating in this Plan, the party acquiring such book of business must agree in writing with the Corporation, to the satisfaction of the Corporation as follows: (a) for a period of two (2) years after such acquisition, if such acquiring party's employment with the Corporation or an Affiliated corporation is terminated for any reason (voluntarily or involuntarily, constructively or actually), such acquiring party shall on demand by the Corporation transfer such book of business (or the business from such book that is then retained by the acquiring party), to another employee/broker of the Corporation or an Affiliated corporation; and (b) such acquiring party shall not during such period of two (2) years, solicit business from (or directly or indirectly assist any other broker in soliciting business from) any customer included in such book of business; and (c) such acquiring party shall require such subsequent acquiring party to similarly agree in writing with the Corporation to the terms specified in this sentence. The Corporation will not be a party to such transfers except to the extent specified in the preceding sentence, but will take such reasonable action as is within its control to facilitate such transfer, and the Corporation must be notified in writing of all terms of each such transfer promptly upon agreement

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being made for such transfer (or upon the making of the transfer, if there is no prior agreement on terms).

     6.4 Notwithstanding the entitlement of any shareholder to a Stock Appreciation Amount pursuant to this Plan, it is recognized (and shall be included in the agreement entered into pursuant to this Section 6), that neither the Corporation nor any Affiliated corporation has any obligation whatsoever to effect a Corporate Disposition, or to take any other action, which would or might increase the amount of any Stock Appreciation Amount, and the shareholder party to such agreement shall agree not to promote in any way any such transaction or action without the prior approval of the Corporation.

     7.  RENEWAL OF RELEASE ON PAYMENT OF STOCK APPRECIATION AMOUNT.

     Notwithstanding the other provisions of this Plan, before any payment is made of an Stock Appreciation Amount, the shareholder will be required to renew the covenants referred to in clauses (c) and (d) of Section 6.2 above.

     8.  OPTIONS NOT ELIGIBLE.

     Except as provided in clause (f) of Section 3 for the calculation of per share book values, shares of the Corporation covered by options which have not been exercised will not be deemed to be outstanding shares for any purpose under this Plan unless and until such shares are actually purchased pursuant to the exercise of the applicable options.

     9.  ARBITRATION OF DISPUTES.

     Any disputes with respect to the operation or performance of this Plan shall be resolved by arbitration. Such arbitration shall be before the New York Stock Exchange, Inc., or the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board and in accordance with rules obtaining of the selected organization. Either the Corporation or the shareholder may elect which of such organizations the arbitration shall be before. The first party to advise the other party in writing of such election shall determine the arbitration forum. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. Shareholders agreeing to the terms of this Plan shall agree to the foregoing provisions of this Section 9, and shall acknowledge that they have been advised that the arbitration is final and binding on all parties, that rights to seek remedies in court, including the right to a jury trial are being waived, that pre-arbitration discovery is generally more limited than and different from court proceeding, that the arbitration
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award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitration is strictly limited, and that the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

     10.  TERMINATION ON SALE.

     Except for the payment of a Stock Appreciation Amount pursuant to clause
(d) of Section 3, this Plan shall automatically terminate upon the occurrence of a Corporate Dissolution as defined in that clause (d).

     11.  DEFINITIONS.

     The following terms shall have the following meanings when used in this
Plan:

     11.1  A "Corporate Disposition" shall mean any of the following events:

          (a) Any merger or consolidation of the Corporation in which the Corporation is not the continuing or surviving corporation, or pursuant to which shares of the Corporation are converted into cash, securities or other property, if following such merger or consolidation the holders of the Corporation's outstanding voting securities immediately prior to such merger or consolidation own less than 66-2/3% of the of the outstanding voting securities of the surviving corporation;

          (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Corporation's assets other than a transfer of the Corporation's assets to an Affiliated corporation;

          (c) Approval in accordance with applicable law by the holders of the Corporation's stock of any plan or proposal for the liquidation or dissolution of the Corporation; or

          (d) The Corporation or an Affiliated corporation makes a public offering of its shares.

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     Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

     11.2 The "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     11.3 An Affiliated corporation shall mean a corporation which, together with the Corporation, is part of an affiliated group as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, without giving effect to Section 1504(b) of said Code.

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